Exhibit 99.1

Contact:
Nicole Estrin	Daryl Messinger
Associate Director of Corporate	WeissComm Partners, Inc.
Communications & IR	415-999-2361
650-517-8472	daryl@weisscommpartners.com
nestrin@nuvelo.com

NUVELO REPORTS 2005 FOURTH QUARTER AND YEAR END RESULTS AND

ACCOMPLISHMENTS AND PROVIDES 2006 OUTLOOK

SAN CARLOS, Calif., February 27, 2006 – Nuvelo, Inc. (Nasdaq: NUVO) today announced 2005 fourth quarter and year end financial results and accomplishments and provided an outlook for 2006.

For the fourth quarter ended December 31, 2005, Nuvelo reported a net loss of $20.9 million or $0.49 per share compared to a net loss of $13.0 million or $0.40 per share for the same period in 2004. The loss from continuing operations during the fourth quarter was also $20.9 million or $0.49 per share in 2005, compared to $10.8 million or $0.33 per share in 2004. Revenues for the fourth quarter of 2005 were $183,000, compared to revenues of $43,000 for the same period in 2004.

For the year ended December 31, 2005, Nuvelo reported a net loss of $71.1 million or $1.72 per share, compared to a net loss of $52.5 million or $1.70 per share in 2004. The loss from continuing operations was also $71.1 million or $1.72 per share in 2005, compared to $48.9 million or $1.59 per share in 2004. Revenues for the year ended December 31, 2005 were $545,000, compared to revenues of $195,000 in 2004.

The increase in loss from continuing operations of $10.1 million and $22.2 million for the quarter and year ended December 31, 2005, respectively, was primarily due to increases in development expenses related to clinical trials, including outside services and the use of previously manufactured alfimeprase drug product, increased personnel costs in support of these activities, and higher general and administrative expenses incurred to build the infrastructure necessary to support the Company’s growth and begin preparations for the planned commercial launch of alfimeprase.

As of December 31, 2005, Nuvelo had $70.3 million in cash, cash equivalents and short-term investments compared to $50.6 million at December 31, 2004. For the quarter and year ended December 31, 2005, our net cash used in operating activities was $17.2 million and $58.9 million respectively, and our “Cash Burn,” a non-GAAP financial measure, (see definition and reconciliation below) was $19.4 million and $64.6 million respectively.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

In January 2006, we received a $50.0 million up-front cash payment from Bayer HealthCare upon entry into our license and collaboration agreement for alfimeprase, and in February 2006, we raised approximately $111.9 million in a public offering, after deducting underwriters’ fees and stock issuance costs of approximately $7.7 million, from the sale of 7,475,000 shares of our common stock, including 975,000 shares related to the exercise of an over-allotment option granted to the underwriters, at a public offering price of $16.00 per share.

“2005 was a foundation building year for Nuvelo. We executed plans to achieve all of our key strategies and goals. We launched our initial Phase 3 programs for alfimeprase, enhanced the Company’s financial strength and obtained a strong international partner willing to commit its significant capabilities and resources to the successful development and commercialization of our lead compound,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “Already in 2006 we are making significant progress building on this solid foundation, and it should be a transformational year for us as we prepare to complete the first of our Phase 3 trials with alfimeprase and expand the program into stroke. In addition, we expect to generate proof-of-concept data from our Phase 2 rNAPc2 trial in acute coronary syndrome (ACS) and expand the program into cancer.”

Recent Corporate Accomplishments

•	Enrolled the first patient in the second Phase 3 alfimeprase trial in patients with catheter occlusion, SONOMA-3.

•	Successfully completed a secondary offering with gross proceeds of $119.6 million, putting the Company in the strongest financial position in its history.

•	Granted fast track status by the U.S. Food and Drug Administration (FDA) and orphan drug designation from the European Medicines Evaluation Agency (EMEA) for alfimeprase for the treatment of acute peripheral arterial occlusion (PAO).

•	Entered into a global collaboration agreement with Bayer to optimize the worldwide development and commercialization of alfimeprase while retaining rights to alfimeprase within the United States and securing a $50.0 million up front payment, up to $335.0 million in additional potential milestone payments, 40 percent of development funding and up to 37.5 percent in tiered royalties for sales outside of the U.S.

•	Received a Special Protocol Assessment (SPA) agreement from the FDA for NAPA-3, the second pivotal Phase 3 trial evaluating alfimeprase for the treatment of acute PAO.

•	Presented Phase 2a ANTHEM/TIMI 32 study results at the American Heart Association’s Scientific Sessions 2005 showing that rNAPc2 has an acceptable safety profile and is well tolerated at the highest dose tested in patients being treated for ACS.

2006 Guidance and Key Milestones

In 2006, Nuvelo expects to use cash in operating activities of between $30.0 million and $38.0 million and to have a Cash Burn of between $33.5 and $43.5 million (see definition and reconciliation below).

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

In 2006, Nuvelo anticipates accomplishing the following:

•	Enrollment of the first patient in the second Phase 3 alfimeprase trial in acute PAO, NAPA-3, in early 2006;

•	Completion of patient enrollment in the first Phase 3 alfimeprase trial in acute PAO, NAPA-2, in the second half of 2006;

•	Completion of patient enrollment in the first Phase 3 alfimeprase trial in catheter occlusion, SONOMA-2, in the second half of 2006;

•	Initiation of a Phase 2 trial of alfimeprase in ischemic stroke in the second half of 2006;

•	Completion of a Phase 2 rNAPc2 heparin replacement study in patients with ACS in the first half of 2006;

•	Presentation of efficacy data from our Phase 2a rNAPc2 trial in patients with ACS at a medical meeting in the second half of 2006;

•	Initiation of a Phase 1 study of NU206 for the treatment of cancer therapy-induced mucositis in the second half of 2006.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800-706-7748 for domestic callers and 617-614-3473 for international callers and reference conference passcode, 99112652. A telephone replay of the conference call will be available through Monday, March 13, 2006. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference conference passcode, 60639452.

This call is also being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com or by visiting Thomson/CCBN’s StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s development pipeline includes three acute cardiovascular programs focused on alfimeprase, a direct-acting thrombolytic in Phase 3 clinical trials for the treatment of thrombotic-related disorders; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex that is currently in Phase 2 clinical development for acute coronary syndrome and a thrombin inhibiting aptamer for anticoagulation during medical procedures. Nuvelo is also progressing an emerging oncology pipeline which includes NU206, for the potential treatment of chemotherapy/radiation therapy-induced mucositis, as well as rNAPc2 for potential use as a cancer therapy. In addition, Nuvelo expects to leverage its expertise in secreted proteins and cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements” regarding the company’s anticipated use of cash in the fiscal year 2006, the Company’s success in concluding collaboration agreements for our research and development programs and the timing of any such agreements, the timing and progress of Nuvelo’s clinical stage and internal research programs, including 2006 milestones identified above, the potential improvement or benefit that current clinical trial programs may demonstrate, and the potential commercial launch of alfimeprase, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-K for the year ended December 31, 2004 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended		Twelve months ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004*
Contract revenue:	$183	$43	$545	$195

Operating expense:
Research and development	16,876	8,168	57,218	39,970
General and administrative	4,663	2,461	15,801	8,702
Loss (gain) on sale or disposal of assets	(21)	192	4	167

Total operating expenses	21,518	10,821	73,023	48,839

Operating loss	(21,335)	(10,778)	(72,478)	(48,644)

Interest expense - related party	(105)	(119)	(450)	(481)
Interest expense - other	(141)	(178)	(554)	(880)
Interest income	541	606	2,158	2,893
Other income (expense), net	116	(368)	273	(1,830)

Loss from continuing operations	(20,924)	(10,837)	(71,051)	(48,942)
Loss from discontinued operations	—	(2,145)	—	(3,547)

Net loss	$(20,924)	$(12,982)	$(71,051)	$(52,489)

Basic and diluted net loss per share:
Continuing operations	$(0.49)	$(0.33)	$(1.72)	$(1.59)
Discontinued operations	—	(0.07)	—	(0.11)

Total basic and diluted net loss per share	$(0.49)	$(0.40)	$(1.72)	$(1.70)

Weighted average shares used in computing basic and diluted net loss per share	42,920	32,218	41,279	30,874

*	The consolidated statement of operations for the twelve months ended December 31, 2004 has been derived from the audited financial statements for that period.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 31, 2005	December 31, 2004 *
Cash, cash equivalents and short-term investments	$70,336	$50,625
Working capital	39,186	43,382
Total assets	108,045	79,264
Bank loans	3,032	2,600
Notes payable	4,000	4,000
Capital lease obligations	22	1,079
Related party line of credit	5,042	7,792
Accumulated deficit	(327,099)	(256,048)
Total stockholders’ equity	57,324	45,589

*	The consolidated balance sheet data as of December 31, 2004 has been derived from the audited financial statements as of that date.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

Cash Burn

We define ”Cash Burn,” a non-GAAP financial measure, as the net cash used in operating activities, as determined in accordance with GAAP, adjusted for the effects of purchases or sales of equipment, property and software, payments on debt obligations, and proceeds from the exercise of options, warrants and under the employee stock purchase plan, all being determined in accordance with GAAP. We believe Cash Burn is an important measure for investors, as it indicates the rate at which we are using our total cash and investment balances in our general business activities. We also believe that the presentation of this non-GAAP financial measure will enable investors, analysts and readers of our financial statements to compare non-GAAP measures with relevant GAAP measures in all periods presented. Any non-GAAP financial measure used by us should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The calculations of Cash Burn for the quarter and year ended December 31, 2005 and the low and high estimate for 2006 are as follows:

2005 Actual	Three months ended December 31, 2005	Twelve months ended December 31, 2005
(in millions)	(unaudited)
Net cash used in operating activities	$17.2	$58.9
Purchases of equipment, property & software	1.4	2.6
Payments on bank loans	0.4	1.1
Payments on capital lease obligations	—	1.0
Payments on related party line of credit	0.7	2.7
Proceeds from exercise of options, warrants and ESPP	(0.3)	(1.7)

Cash Burn	$19.4	$64.6

2006 Guidance	Low estimate Twelve months ending December 31, 2006	High estimate Twelve months ending December 31, 2006

(in millions)	(unaudited)
Net cash used in operating activities	$30.0	$38.0
Purchases of equipment, property & software	1.2	1.8
Payments on bank loans	1.5	1.5
Payments on capital lease obligations	—	—
Payments on related party line of credit	2.8	2.8
Proceeds from exercise of options, warrants and ESPP	(2.0)	(0.6)

Cash Burn	$33.5	$43.5

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201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com